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                                  Exhibit 23.1


INDEPENDENT AUDITORS' CONSENT


We consent to the inclusion in this Registration Statement on Form SB-2 of our report dated February 11, 2000 (with respect to Note J, February 23, 2000) with respect to our audit of the consolidated financial statements of TBM Holdings Inc. as of January 1, 2000 and for the fifty-two weeks ended January 1, 2000, six months ended December 31, 1998 and fifty-two weeks ended June 28, 1998. We also consent to the reference to our firm under the caption "Experts" in such Registration Statement.


Richard A. Eisner & Company, LLP

New York, New York
October 27, 2000